                                                                    EXHIBIT 12.1


                             MATRIA HEALTHCARE, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In thousands, except ratio data)


                                                                                                             SIX MONTH ENDED
                                                                YEAR ENDED DECEMBER 31,                         JUNE 30,
                                                -----------------------------------------------------      -------------------
                                                  2002           2001      2000      1999       1998         2003       2002
                                                --------       --------  --------  --------  ---------     --------   --------

FIXED CHARGES COMPUTATION:
    Interest expense                            $ 14,042         10,392     8,600     8,185      1,086         3,658    3,368
    Interest component of rent expense (a)         2,097          1,916     2,224     2,487      2,167         1,073      997
    Preferred stock dividend requirement              --          2,894     5,326     3,049         --            --       --
                                                --------       --------  --------  --------  ---------      --------  -------
       Total fixed charges                        16,139         15,202    16,150    13,721      3,253         4,731    4,365
                                                ========       ========  ========  ========  =========      ========  =======

EARNINGS COMPUTATION:
    Earnings (loss) from continuing operations
    before income taxes                          (20,144)        14,000    22,794    27,366   (100,406)        4,889    1,497
    Fixed charges                                 16,139         15,202    16,150    13,721      3,253         4,731    4,365
    Preferred stock dividend requirement              --         (2,894)   (5,326)   (3,049)        --            --       --
                                                --------       --------  --------  --------  ---------      --------  -------
                                                  (4,005) (b)    26,308    33,618    38,038    (97,153) (b)    9,620    5,862
                                                ========       ========  ========  ========  =========      ========  =======
    Ratio of earnings to fixed charges              (0.2)           1.7       2.1       2.8      (29.9)          2.0      1.3

(a) The interest factor was calculated to be one-third of rental expense under operating leases and is considered to be a representative interest factor.

(b) The dollar amount of the deficiency, based on a one-to-one coverage ratio, was $20,144 and $100,406 for the years ended December 31, 2002 and 1998, respectively.